EXHIBIT 99.1 - COMPANY PRESS RELEASE

Company Press Release

Thursday April 29, 2004

Advant-e Corporation Announces First Quarter 2004 Results

Company Reports 29% Increase in Revenue over Q1 2003;

Net Income of $.02 per share vs. ($.01)

DAYTON, Ohio, April 29, 2004 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services, today announced financial and operating results for the quarter ending March 31, 2004.

For the first quarter of 2004 the Company reported revenues of $838,635, a 29% increase over revenues of $649,378 in the first quarter of 2003. The increase in revenue was the result of continued growth and market acceptance of the Company’s internet-based electronic commerce subscription services.

Net income for the quarter was $114,241, or $.02 per share, compared to a net loss of $69,824, or ($.01) per share for the same period in 2003.

Jason K. Wadzinski, President and CEO of Advant-e, stated, “We set a goal last year of achieving 20% pre-tax profitability. We first achieved this goal in the fourth quarter of 2003 and I am pleased that we exceeded this goal again in the first quarter of 2004. In addition, over the past three quarters we eliminated our notes payable and significantly improved our balance sheet. I believe we are building a strong foundation allowing us to invest in enhancing our current offerings as well as focus on new industry initiatives.”

During the nine-month period ended on March 31, 2004 the Company eliminated all of its outstanding notes payable. Most of the holders of the Company’s convertible subordinated notes converted principal and interest of $628,040 into 583,915 shares of the Company’s common stock, and the Company paid in full the remaining notes payable and accrued interest totaling $424,609.

Also during the nine-month period ended on March 31, 2004, the Company reported net income totaling $405,219 and net cash flows from operating activities totaling $579,983. As a result, at March 31, 2004 the Company’s balance sheet reflects substantial improvement, most notably cash of $336,934, net working capital of $591,033, total shareholders’ equity of $991,561, and notes payable of zero.

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Electronic Business Transaction Network, and within specific vertical industries via web-based “vortals” including www.GroceryEC.com, www.RetailEC.com, www.CPGSupplier.com, www.LogisticsEC.com, and www.MfgEC.com.

In addition to Internet and web-based e-commerce solutions, Edict Systems also provides e-commerce integration and bar coding applications via its FORMULA_ONE® translation software and Bar Code Label Modules. Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue	$838,635	649,378
Cost of revenue	294,217	303,812

Gross margin	544,418	345,566

Marketing, general and administrative expenses	352,597	374,111

Operating income (loss)	191,821	(28,545)

Interest	2,180	53,286

Income (loss) before taxes	189,641	(81,831)

Income taxes (benefit)	75,400	(12,007)

Net income (loss)	$114,241	(69,824)

Basic earnings (loss) per common share	$0.02	(0.01)

Diluted earnings (loss) per common share	$0.02	(0.01)

Weighted average common shares outstanding	6,244,917	5,661,002

Weighted average common shares outstanding, assuming dilution	6,542,186	5,661,002

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	March 31, 2004	December 31, 2003
Assets

Current Assets
Cash and cash equivalents	$336,394	216,448
Accounts receivable, net	219,303	215,895
Prepaid expenses and deposit	14,141	16,187
Deferred income taxes	241,000	266,400

Total current assets	810,838	714,930

Software development costs, net	444,785	481,678

Property and equipment, net	161,743	168,687

Total assets	$1,417,366	1,365,295

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$35,641	72,172
Accrued salaries and other expenses	120,123	71,867
Deferred revenue	64,041	90,931
Notes payable	—	94,965

Total current liabilities	219,805	329,935

Long-term liabilities
Deferred income taxes	206,000	156,000

Total liabilities	425,805	485,935

Shareholders’ equity
Common stock, $.001 par value; 20,000,000 shares authorized; 6,244,917 outstanding	6,245	6,245
Paid-in capital	1,489,387	1,491,427
Accumulated deficit	(504,071)	(618,312)

Total shareholders’ equity	991,561	879,360

Total liabilities and shareholders’ equity	$1,417,366	1,365,295

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities
Net income (loss)	$114,241	(69,824)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	12,816	9,336
Amortization of software development costs	80,252	68,264
Deferred income taxes (benefit)	75,400	(12,007)
Amortization of note discount resulting from valuation of warrants and beneficial conversion features	—	21,793
Increase (decrease) in cash arising from
changes in assets and liabilities:
Accounts receivable	(3,408)	8,327
Prepaid expenses	2,046	(14,558)
Accounts payable	(36,531)	56,504
Accrued salaries, interest and other expenses	48,256	58,657
Deferred revenue	(26,890)	(17,983)

Net cash provided by operating activities	266,182	108,509

Cash flows from investing activities
Purchases of equipment	(5,872)	(13,940)
Software development costs	(43,359)	(41,900)

Net cash used in investing activities	(49,231)	(55,840)

Cash flows from financing activities
Payments on notes payable	(94,965)	(3,412)
Payments of direct costs of securities offering	(2,040)	—

Net cash used in financing activities	(97,005)	(3,412)

Net increase in cash and cash equivalents	119,946	49,257

Cash and cash equivalents, beginning of period	216,448	98,740

Cash and cash equivalents, end of period	$336,394	147,997

.Supplemental disclosures of cash flow information Interest paid	$3,014	4,115

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any or its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.